Exhibit 11.1

AMARINCORPORATION PLC
CODE OF BUSINESS CONDUCT & ETHICS

This Code of Business Conduct and Ethics (the “Code”) has been approved by the Board of Directors of Amarin Corporation plc (“Amarin”). It describes the ethics that should guide business conduct in Amarin and its subsidiaries (together the “Amarin Group”).

This Code is applicable to all employees and individuals working in any executive capacity for Amarin or any of its subsidiaries (an “Executive”).

The purpose of the Code is to:

a)              set out clear and unambiguous ethical standards which foster a spirit of honesty, trust and respect;

b)             encourage full and accurate disclosure;

c)              encourage compliance with applicable laws and governmental rules and regulations.

The obligations of the Code supplement, but do not replace each individual’s contracts of employment (where applicable), the Amarin share dealing code and established standard operating practices within the Amarin Group. Executives are expected to work within the spirit as well as to the letter of the Code and should consult with Amarin’s General Counsel on a confidential basis should there be any doubts as to the Code’s meaning or effect.

Ethical Business Conduct

The Amarin Group intends to be successful by reason of the expertise and dedication of its Executives who it expects to work with honesty and integrity and in accordance with the highest possible ethical standards. Amarin expects to build a reputation on fair negotiation and ethical business practice and does not countenance illegal, unlawful or unethical practices in any form. Short-term gain obtained in such a manner could, and often will, result in damage to Amarin’s reputation and in turn Amarin’s business. Accordingly, each Executive must endeavour to deal with colleagues, customers, suppliers, professional advisors, shareholders, patients, physicians, competitors and other business partners (together “Stakeholders”) in a fair and honest manner and shall not seek to obtain unfair advantage through deceit, misuse of confidential or privileged information, misrepresentation of material facts, abuse of power or position or any other unethical act.

Compliance with Laws, Rules and Regulations

Amarin shall conduct its business in compliance with applicable laws, rules, regulations and accounting standards and in accordance with high ethical principles (together “External Governance”). It is of the utmost importance therefore that Executives comply with all External Governance and Amarin standard operating practices and the provisions of the Code (“Internal Governance”) at all times.

Conflict of Interests

Executives must at all times avoid actual or apparent conflicts of interest where the Executive’s objective and reasoned judgment is, or may subsequently be, clouded by personal or other interests which mean that the Executive is not, or may not subsequently be, acting in Amarin’s best interest.

Accordingly, an Executive should not:

a)              receive improper personal benefits as a result of their position in the Amarin Group, or otherwise gain personal enrichment through their access to confidential information;

b)             take advantage of opportunities or use corporate property, information or their position for personal gain, nor compete with the Company directly or indirectly;

c)              serve as a director, manager, consultant, executive or adviser of any outside business organization that would adversely affect their motivation or performance, unless such service is specifically approved by the CEO, or by the Chairman in the case of the CEO;

d)             have more than a nominal financial interest in any Stakeholder;

e)              reveal any confidential information of the Amarin Group for personal gain or the gain of any unrelated third party;

f)                compete directly or indirectly with any member of the Amarin Group while still employed or engaged by any member of the Amarin Group;

g)             act in any other manner which is, or could reasonably be seen to be, in conflict with the interests of any member of the Amarin Group.

The above list is not intended to be exhaustive of the many and varied situations which may arise and Amarin expects its Executives to apply common sense and caution to any given situation. If the Executive has any doubt as to a proposed course of action then he or she should consult his or her immediate line manager and notify them of the potential conflict of interest situation. An Executive should not participate in a transaction that would or could involve a potential conflict of interest unless the Audit Committee of the Board of Directors of Amarin (the “Audit Committee”) has sanctioned such involvement.

Any conflict or potential conflict of interest of an Executive or of a colleague should be reported by the Executive and if any of Amarin’s General Counsel, Chief Financial Officer or any member of Amarin’s Executive Committee is implicated such conflict should be reported to the Chairman of the Audit Committee.

Antitrust and Fair Trading

Amarin believes that the welfare of consumers is best served by fair competition. Executive should promote Amairn’s business actively, competently and ethically in compliance with all applicable antitrust, competition and fair trading laws in all the markets where it operates, not taking unfair advantage of others whether customers, suppliers or competitors.

Corruption or Bribery

Amarin is opposed to corruption and bribery and does not tolerate practices that seek to obtain business through improper means. Executives shall not offer, receive or accept any kind of benefit to or from Stakeholders which might compromise, or appear to compromise, the ability of the Executive or the Stakeholder (as the case may be) to make objective and fair business decisions.

 Insider Trading

Executives shall at all times act in accordance with Amarin’s share dealing code, a copy of which is attached hereto and marked “A”.

Record-keeping and Reporting

Amarin seeks to apply the highest standards in the recording of information. All financial statements and books, records and accounts of the Amarin Group, whether held electronically or in print, must reflect transactions and events accurately and conform both to External and Internal Governance requirements. Dishonest reporting within the Amarin Group, or to organisations or persons outside the Amarin Group, is strictly prohibited. Each Executive undertakes to deliver full, fair, accurate, timely and understandable disclosure in all reports and documents filed or submitted by it under English law, or with the United States Securities and Exchange Commission, and in its other public communication. Each Executive involved in such reporting shall use his/her respective best efforts to ensure that any such reports and are prepared in accordance with the following guidelines:

a)               the reports should comply in all material respects with Amarin’s system of internal accounting processes and controls;

b)              any relevant accounting records should be prepared and maintained in accordance with both External and Internal Governance requirements;

c)               all accounting records should fairly and accurately reflect the transactions or occurrences to which they relate;

d)              all accounting records should fairly and accurately reflect, in reasonable detail, the assets, liabilities, revenues and expenses of the relevant member of the Amarin Group;

e)               accounting records must not contain any false or intentionally misleading entries;

f)                 all transactions must be supported by accurate documentation in reasonable detail;

g)              no information should be concealed from the Amarin Group’s external auditors or any legislative or governmental body.

Confidentiality and Privacy

Information is one of Amarin’s most valuable corporate assets, and open and effective dissemination of information is critical to its success. However, much of this information is confidential or proprietary, and such confidentiality must be maintained except when disclosure is authorized by Amarin or required by laws or regulations.

These rules apply specifically to intellectual property, such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing know-how, designs, formulae, processes, databases, records, salary information or any unpublished financial data and reports.

It is Amarin’s policy that all personal information on Executives and Stakeholders be used diligently and treated confidentially, respecting fully all privacy rights. The protection of such information is of the highest importance and must be discharged with the greatest of care to merit the continued confidence of the persons concerned.

Whistle Blowing and Accountability

Any Executive who becomes aware of a violation or potential violation of Internal or External Governance or of the code (a “Violation”) shall promptly report the situation in the first instance to either Amarin’s General Counsel or Chief Financial Officer or alternatively to the Chairman of the Audit Committee (where a member of Amarin’s Executive Committee is involved). This can be done anonymously, confidentially or otherwise. Amarin will then investigate the facts of the situation and shall endeavour to ensure compliance with the terms and spirit of the Code or any applicable laws, rules and regulations. All such investigations shall be carried out in a confidential manner on a “need to know” basis in order to protect the identity of the reporting individual wherever practicable.

If upon investigation it becomes apparent that a Violation either has or could reasonably occur then Amarin will refer the matter to the Audit Committee for determination. Any

Executive who is deemed to have committed a Violation will be made the subject of disciplinary action which may result in an immediate termination of his/her employment by Amarin. Similarly any Executive who (i) fails to report an actual or potential Violation of which he/she has knowledge; or (ii) punishes any fellow Executive for following the spirit or letter of the Code or any applicable law, rule or regulation; will be made the subject of disciplinary action which may result in an immediate termination of his/her employment by Amarin.

Amarin shall not allow retaliatory actions based on complaints made under this Code in good faith.

Waiver

Any change in, or waiver of this Code for Executives will require a resolution by the Audit Committee and will be disclosed to the extent required by law or stock exchange regulation.

Approved by the Board of Directors on 26 March, 2004